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Executive Compensation Overview 2014

EXXONMOBIL 2014 EXECUTIVE COMPENSATION OVERVIEW

2013 Shareholder Engagement

Preceding the 2013 advisory vote to approve executive compensation, ExxonMobil management held a series of meetings with institutional shareholders and conducted a webcast available to all shareholders to explain the Company’s executive compensation programs and answer questions. These questions typically took the form of requests for additional information or clarification. The following summarizes shareholder feedback and describes steps taken in this Overview to address these requests.

Positive shareholder feedback was received on the following:

Long-Term Orientation: The unique long-term orientation of the overall ExxonMobil compensation program.

Alignment with Business Model: Chart that illustrated how the equity program aligns with ExxonMobil capital investment lead times and cash flows (Chart 17, page 9).

Forfeiture Risk: Risk of forfeiture and cancellation provisions in equity grants.

In response to the same question from several shareholders, the Company confirmed that the forfeiture and cancellation provisions of the equity program have been exercised since the program was implemented in 2002.

Bonus Formula: Expanded disclosure that provided more detail on the formula that connects the size of the annual bonus program to corporate earnings performance.

In particular, shareholders appreciated the consistent application of this formula over the past 11 years (Chart 14, page 8).

Compensation History Disclosure: Disclosure of seven years of realized pay history, compared to reported pay for the same time period.

Several shareholders commented that neither realized nor reported pay in isolation provides a complete, accurate picture of the potential payout values of a compensation program, but contrasting both in the same table provided a more informed perspective on the range of potential present values (Chart 9, page 6).

Continuity of Leadership: Linkage of the compensation programs to a strong program of executive retention, development, and succession planning.

There was general agreement among shareholders that the long-term orientation of the compensation programs reinforced retention and development objectives, which allows ExxonMobil to achieve continuity of leadership and competitive advantage.

Shareholders requested additional information on the following:

Equity Program: Further explanation on the Compensation Committee’s determination that time-vested restricted stock or restricted stock units with long vesting periods are the most effective method for aligning with the fundamentals of the business model and the experience of long-term shareholders.

In this Overview, we dedicate a section on this subject to provide shareholders a more in-depth understanding of the design of the current stock-based award program and the alternative evaluated by the Committee (pages 8 to 10).

Realized Pay Benchmark: Disclosure of realized pay for our compensation benchmark companies compared to ExxonMobil’s CEO.

In response, we have provided a one-year and a multiyear comparison of realized pay of our compensation benchmark companies versus ExxonMobil; total shareholder return (TSR) over the same period is also included (Charts 10, 11, and 12, page 7).

Vesting Methodology: Further explanation of the ExxonMobil vesting terms given that half of the stock-based grants require 10 years or longer to vest.

Chart 15 on page 8 is included for this purpose.

Before you cast your vote on Management Resolution Item 3 – Advisory Vote to Approve Executive Compensation, please review this Overview, as well as the more detailed information included in the Compensation Discussion and Analysis, compensation tables, and narrative in ExxonMobil’s 2014 Proxy Statement.

Headlines

Reported Compensation: 30-percent reduction in CEO reported compensation (Chart 7, page 6):

•  Reduction in annual bonus

•  Lower pension value

Realized Compensation: Ranked 11th in realized compensation among compensation benchmark companies in 2012 and below the compensation benchmark companies’ median for most of CEO’s tenure (Charts 10 and 12, page 7). Realized compensation averaged 44 percent of reported pay over the eight years of CEO tenure (Chart 9, page 6).

Stock Holding Requirement: Vesting periods for stock-based compensation far longer than most companies.

•  Holding periods extend beyond retirement date and align with long lead times of business model (Chart 15, page 8); for example, 50 percent of ExxonMobil CEO’s 2013 grant does not vest until 2023.

Delayed Bonus Payout: Half of the annual bonus is delayed to strengthen alignment with sustainable growth in shareholder value and allow for forfeiture in the event of executive resignation or detrimental activity.

No Contracts: No employment agreements, severance arrangements, or change-in-control arrangements.

Common Programs: All U.S. executives (more than 1,000, including the CEO), participate in common programs (the same salary, incentive, and retirement programs).

Financial and Operating Performance

The financial and operating results outlined below provide additional perspective on ExxonMobil’s performance:

•	Earnings of $32.6 billion in 2013, a 27-percent decrease versus 2012. Five-year annual average of $33.7 billion in earnings.

•	Distributed $25.9 billion to shareholders in dividends and share purchases in 2013, for a distribution yield of 6.6 percent. Distributed $318 billion in dividends and share purchases since the beginning of 2000. Dividends per share increased for the 31st consecutive year.

•	Industry-leading return on average capital employed (ROCE) of 17.2 percent, with a five-year average of 21 percent (Chart 2, page 4).

•	Strong safety and operations performance supported by effective risk management.

EXXONMOBIL 2014 EXECUTIVE COMPENSATION OVERVIEW

Strategic Business Results

UPSTREAM

Major Projects

•   Started up six major projects with gross facility capacity of more than 930 thousand oil-equivalent barrels per day, highlighted by the Kearl Initial Development in Canada.

•   Progressed construction and began commissioning activities at the Papua New Guinea Liquefied Natural Gas project, which is on target to start up in 2014.

•   Advanced the Kearl Expansion project, which remains on schedule to start up in 2015.

Exploration Results

•   Added 6.6 billion oil-equivalent barrels of new resources, increasing the overall resource base to more than 90 billion oil-equivalent barrels.

•   Exploration discoveries totaling 1.5 billion oil-equivalent barrels in several countries including Australia, Canada, Tanzania, and the United States.

•   Captured new exploration acreage in countries such as Brazil, Gabon, Liberia, Russia, and South Africa.

Rosneft Agreement

•   Progressed and expanded the Strategic Cooperation Agreement with Rosneft. In 2013, we expanded the agreement to add seven new blocks covering more than 150 million acres in the Russian Arctic. The 180 million acres we are now working with Rosneft in the Arctic cover some of the most promising and least explored acreage in the world.

•   Preparing to drill our first well in the Kara Sea in 2014.

•   Progressing the pilot program to develop tight oil in West Siberia.

DOWNSTREAM

•   Commissioned a new diesel hydrotreater in Singapore to increase ultra-low sulfur diesel production capacity to meet growing demand for this product in the region.

•   Completed multiyear conversion to a branded wholesaler business model in the United States.

CHEMICAL

•   Started up the Singapore Chemical Expansion project, more than doubling steam-cracking capacity at the site and significantly increasing premium and specialty capacity.

•   Progressed construction of a 400-thousand-tonnes-per-year specialty elastomers project in Saudi Arabia with our joint venture partner Saudi Basic Industries Corporation.

•   Advanced plans for a major expansion at our Texas facilities, which includes a new world-scale ethane cracker.

Long-Term Business Performance and Basis for Compensation Decisions

The following charts illustrate the effectiveness of ExxonMobil’s compensation program in delivering superior results for shareholders over the long term. These results, in addition to individual performance, experience, and level of responsibility, helped form the basis of compensation decisions made by the Compensation Committee in 2013.

Safety Performance

Lost-Time Injuries and Illnesses Rate

Safety is a core value for ExxonMobil, and nothing receives more attention from management.

•    Safety performance is a leading indicator of business performance.

Return on Average Capital Employed (ROCE)(3)

Industry Group

ExxonMobil’s proven business model continues to deliver ROCE leadership in the industry.

•    Disciplined investments through the business cycle position the Company for long-term performance.

•    Strength of integrated portfolio, project management, and technology application.

Total Free Cash Flow(4) Industry Group	Total Shareholder Returns(6) Industry Group

ExxonMobil’s superior cash flow provides financial flexibility.

•    Generated $104 billion of free cash flow since beginning of 2009.

•    Industry-leading cash flows enable ExxonMobil to fund attractive investment opportunities and unmatched shareholder distributions.

ExxonMobil leads the industry in total shareholder return (TSR) in almost all performance periods.

•    TSR of companies in the same industry with similar size and scale is the most relevant metric for comparing shareholder returns.

Shareholder Distributions Shareholder Distributions as Percent of Cash Flow from Operations and Asset Sales(5)	10-Year Cumulative Returns(6) Industry Group and Compensation Benchmark Companies

ExxonMobil leads the industry in shareholder distributions. • Distributed 50 cents of every dollar of operating cash flow generated from 2009 to 2013.	ExxonMobil generated superior returns through a range of economic environments and cycles. • Maintained strong relative performance through the financial crisis.

(1) Employee and contractor safety data from participating American Petroleum Institute companies (2013 industry data not available at time of publication). (2) XTO Energy Inc. data included beginning 2011. (3) Competitor data estimated on a consistent basis with ExxonMobil and based on public information. For more information concerning ROCE, see page 44 of the Summary Annual Report included with the 2014 Proxy Statement. (4) Competitor data estimated on a consistent basis with ExxonMobil and based on public information; excludes impact of Gulf of Mexico spill and TNK-BP divestment for BP. For more information on Free Cash Flow, see page 45 of the Summary Annual Report included with the 2014 Proxy Statement. (5) Shareholder distributions consist of cash dividends and share buybacks. See page 45 of the Summary Annual Report included with the 2014 Proxy Statement for additional information. (6) Annualized returns assuming dividends are reinvested when paid. (7) Royal Dutch Shell, BP, Chevron, and Total weighted by market capitalization. (8) AT&T, Boeing, Caterpillar, Chevron, Ford, General Electric, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon.

EXXONMOBIL 2014 EXECUTIVE COMPENSATION OVERVIEW

CEO Compensation

A substantial portion of the compensation granted by the Compensation Committee to the CEO and reported in the Summary Compensation Table represents an incentive for future performance, not current cash compensation. This long-term incentive pay will not actually be received by the CEO for many years in the future and remains at risk of forfeiture.

2013 REPORTED PAY

CEO Reported and Adjusted Pay – 2013 vs. 2012

		2012	2013		2013 vs. 2012
Total Reported Pay		$40,266,501	$28,138,329	*	-30%

30-percent reduction in reported pay primarily due to 20-percent reduction in bonus and change in pension value.

•   46-percent reduction in reported pay if full impact of pension valuation considered.

•   Pension value impacted by interest rate change.

Negative Pension Adjustment(1)		$–	-$ 6,240,556		–
Total Adjusted Pay		$40,266,501	$21,897,773		-46%
*No change in number of equity awards granted.

CEO Reported Pay vs. TSR – 2006 to 2013
						The relationship between change in ExxonMobil CEO’s reported pay and ExxonMobil’s total shareholder return (TSR) throughout the CEO’s tenure is as shown.
REALIZED PAY VS. REPORTED PAY CEO Realized and Reported Pay – 2006 to 2013
Year of Compensation	Realized Pay	Reported Pay	Realized Pay vs. Reported Pay		Realized Pay as a Percentage of Reported Pay
2013	$15,768,829	$28,138,329	-$12,369,500		56%	ExxonMobil CEO’s realized compensation averaged 44 percent of reported pay over the CEO’s tenure.
2012	$ 15,561,163	$40,266,501	-$ 24,705,338		39%
2011	$ 24,637,196	$34,920,506	-$ 10,283,310		71%*
2010	$ 14,229,609	$28,952,558	-$ 14,722,949		49%
2009	$ 8,530,165	$27,168,317	-$ 18,638,152		31%
2008	$ 10,212,091	$32,211,079	-$ 21,998,988		32%
2007	$ 12,884,308	$27,172,280	-$ 14,287,972		47%
2006	$ 6,712,435	$22,440,807	-$ 15,728,372		30%
			Average		44%

*Exercised last stock options granted in 2001 that would have expired in 2011. No stock options granted since 2001.

For definitions of the terms “reported pay” and “realized pay” as used in this Overview, as well as a list of our compensation benchmark companies, see Frequently Used Terms on page 10. (1) In 2013, the change in pension value was negative (-$6.24 million), but under SEC reporting rules, a negative change in pension value must be shown in the Summary Compensation Table as zero. This shows the impact the full negative pension valuation would have if applied to total compensation. (2) TSR represents annualized returns assuming dividends are reinvested when paid. (3) Reported pay values shown correspond to the companies with the highest, median, and lowest realized pay values. (4) Financial data estimated based on publicly available information. Market capitalization is as of December 31, 2013. (5) Trailing twelve months (TTM); excludes excise taxes and other sales-based taxes, if applicable. (6) Excludes General Electric due to lack of comparability resulting from how assets are quantified and reported for its financial business. (7) Trailing twelve months (TTM).

CEO Realized Pay vs. Compensation Benchmark Companies – 2012

				Realized Pay as
(dollars in thousands)	Realized Pay	Reported Pay(3)		a Percentage of Reported Pay
Comparator Companies					ExxonMobil CEO’s realized pay ranked 11th among the compensation benchmark companies. • The benchmark companies’ median is almost $24 million and the high is just over $68 million.
Highest	$68,443	$20,956		327%
Median	$23,989	$19,280		124%
Lowest	$ 6,008	$10,977		55%
ExxonMobil	$15,561	$40,267	*	39%
ExxonMobil – Position	11 of 13	1 of 13

*$28 million in 2013; 2013 comparator company data not available at time of publication.

COMPENSATION AND GROWTH IN SHAREHOLDER VALUE

CEO Realized Pay vs. Compensation Benchmark Companies – Cumulative

Period: CEO’s Tenure (2006 to 2012)	Cumulative TSR	Realized Pay (dollars in millions)
Comparator Companies			ExxonMobil’s cumulative TSR for the CEO’s tenure is 1.1 times the compensation benchmark companies’ median versus 0.6 times for cumulative realized pay.
Median	74%	$144
ExxonMobil	80%	$ 93
ExxonMobil – Multiple of Median	1.1x	0.6x

CEO Realized Pay vs. Compensation Benchmark Companies – Annual

ExxonMobil CEO’s realized pay is below the compensation benchmark companies’ median for most of his tenure.
*39 percent of ExxonMobil CEO’s realized pay in 2011 was from the exercise of stock options that were granted in 2001 and expired in 2011. No stock options have been granted since 2001.

Scale of ExxonMobil vs. Compensation Benchmark Companies(4)

(dollars in billions)	Revenue(5)	Market Capitalization	Assets(6)	Net Income(7)	Capital Expenditures(7)
Comparator Companies

In determining compensation levels, the Compensation Committee places the most emphasis on individual performance and business results.

•   Size and complexity of ExxonMobil are considered among several factors.

Median	$ 93	$190	$143	$13.4	$ 4.3
90th Percentile	$147	$256	$274	$21.9	$20.5
ExxonMobil	$390	$439	$347	$32.6	$42.5
ExxonMobil Rank (Percentile)	100	100	100	100	100
ExxonMobil – Multiple of Median	4.2x	2.3x	2.4x	2.4x	9.9x

EXXONMOBIL 2014 EXECUTIVE COMPENSATION OVERVIEW

Annual Bonus Program

The annual bonus for the CEO decreased 20 percent in 2013 corresponding to a 27-percent decrease in corporate earnings to $32.6 billion. The bonus is intentionally a small portion of the CEO’s total compensation (13 percent in 2013) to reflect the Committee’s continuing emphasis on long-term compensation.

Since 2002, the annual bonus program for more than 1,600 executives worldwide, including the CEO, has been determined based on the annual percentage change in projected net income according to the following formula:

Equity Incentive Program

In 2013, 75 percent of the CEO’s reported compensation is in restricted stock units with vesting periods far longer than most companies across all industries. Specifically, half of the annual equity award is restricted for 10 years from grant date or until retirement, whichever is later, and the other half is restricted for five years. The “10 years or retirement, whichever is later” feature results in senior executives holding equity grants for well over 10 years as illustrated in Chart 15.

CEO Equity Grant Vesting

Grant Years	Vest Years	Length of Vesting
2002–2007(1)	2017 (assuming retirement)	10–15 years(2)
2008–2013	2018–2023	10 years

*The purpose of the two-thirds adjustment is to mitigate the impact of commodity price swings on short-term earnings performance.

The bonus program is benchmarked along with the rest of total compensation to ensure alignment with the market.

 Percent Change in Earnings vs. Percent Change in Bonus Award Program

The bonus program formula has been consistently applied in each of the last 12 years, including years in which earnings declined.

PERFORMANCE FACTORS THAT

DETERMINE ANNUAL BONUS

1.  The bonus program is determined by annual earnings as described above.

2.  The bonus program differentiates for individual performance. The program provides for different awards based on pay grade and individual performance assessment.

3.  Half of the annual bonus is delayed until cumulative earnings per share (EPS) reach a specified level, further aligning the interests of executives with sustainable long-term growth in shareholder value. The EPS threshold has been raised over the years, from $3.00 per unit in 2001 to $6.25 in 2012/2013.

The annual bonus is subject to recoupment in the case of a material negative restatement of ExxonMobil’s financial or operating results.

The basis for the size of individual grants includes a rigorous annual performance assessment of individual executives. The 2013 equity grant to the CEO was based on the performance assessment of the CEO by the Committee on the operating and financial performance and strategic business results outlined on pages 3 to 5.

EXXONMOBIL PROGRAM VS.

FORMULA-BASED PAY

Some shareholders have suggested that ExxonMobil consider a formula-based methodology based on three-year TSR versus the industry. While this approach may be appropriate for the business model of other companies, the Compensation Committee has the following concerns with respect to the application by ExxonMobil.

Potential Misalignment of Formula-Based Pay with Long-Term Shareholder Experience

The ExxonMobil method of granting equity or stock-based awards will result in ExxonMobil executives seeing a one-for-one change in compensation through stock price that coincides with the experience of the long-term shareholder.

By contrast, formula-based methods can generate payouts for executives that are misaligned with the gains or losses incurred by long-term shareholders through the use of steep payout factors (Chart 16, page 9).

The Committee concluded that the leverage inherent in formula-based methods, such as this example, could drive a focus on short-term results at the expense of long-term sustainable growth in shareholder value. Furthermore, this steep leverage does not reinforce the critical importance of sustainable risk management strategies; the current ExxonMobil program does so with much longer payout periods.

Another concern is that a formula-based plan by design necessitates a shorter payout period due to the practical inability to forecast events much beyond the typical three-year vesting period. This shorter payout period, combined with the leverage described, creates the following issue.

Potential Misalignment of Formula-Based Pay with ExxonMobil’s  Business Model

Chart 17 illustrates how the ExxonMobil design of granting and vesting stock-
based awards better aligns with the long-term investment lead times and risks of our business. By contrast, the high degree of variability and earlier payout of the alternate formula-based program (blue line) is misaligned with the investment profile of a typical ExxonMobil project.

As shown, there is potential for the alternate formula-based program to result in unintended consequences including:

•   Rewarding short-term performance that bears little correlation to long-term sustainable growth in shareholder value;

•   Increased risk taking and diminished focus on long-term operations integrity;

•   Encouraging underinvestment in the business to achieve short-term TSR results; and

•   Undermining the executive retention strategy.

Sustainable growth in shareholder value relies on strong alignment between the design of compensation and the ExxonMobil investment profile.

Integration of Project Net Cash Flow and Compensation Program Design

Payout Profiles for Annual Grants of 100 Shares

A typical approach to formula-based compensation can generate payouts that misalign with the experience of the shareholders through the use of steep payout factors.

Approximately 70 percent of cumulative stock-based awards granted over the illustrated time period for the ExxonMobil program will remain unvested and at risk during employment, versus approximately 30 percent for the alternate program.

•   After retirement, the ExxonMobil senior executive will continue to have grants unvested and at risk of forfeiture for 10 years.

Annual investment required and cash flow generated by a typical ExxonMobil project.

ExxonMobil equity program: 50 percent of an annual grant of restricted stock or restricted stock units vests in 10 years or retirement, whichever is later, and the other 50 percent vests in five years.

Hypothetical alternate program: • Percent of target shares that pay out are shown in Chart 16 and depend on ExxonMobil’s relative three-year TSR rank versus our primary competitors: Royal Dutch Shell, BP, Chevron, and Total. • TSR ranking has been determined by a Monte Carlo simulation that applies equal probability to each rank position. The Monte Carlo simulation method is consistent with U.S. GAAP accounting principles for valuing performance stock awards.

(1) Includes shares granted to the CEO between 2002 and 2005 before his appointment to CEO. (2) Assuming retirement at age 65 in 2017, 50 percent of shares granted in 2002 will vest at retirement resulting in a 15-year vesting period. The vesting period for 50 percent of shares granted in 2003 is 14 years; 2004 is 13 years; 2005 is 12 years; 2006 is 11 years; and 2007 is 10 years.

EXXONMOBIL 2014 EXECUTIVE COMPENSATION OVERVIEW

EXXONMOBIL PROGRAM VS. FORMULA-BASED PAY

Summary

The Compensation Committee on multiple occasions has carefully analyzed alternative methods of granting stock-based awards and recognizing business performance and, for the reasons mentioned above, believes that a formula-based plan would not deliver the desired results for ExxonMobil or its shareholders.

The Committee believes that the current ExxonMobil stock-based program achieves the following:

•	Accountability: Holds senior executives accountable for many years, extending well beyond retirement date, with long vesting periods (Chart 15, page 8);

•	Alignment: Links financial gains or losses of each executive to the experience of the long-term shareholder and aligns strongly with ExxonMobil business model (Chart 17, page 9);

•	Performance and Results: Keeps executives focused on delivering industry-leading results (Charts 1 to 6, pages 4 and 5); and

•	Retention: Supports continuity of leadership by encouraging a career orientation.

Prior Say-on-Pay Vote and Shareholder Engagement

The Compensation Committee has carefully considered the results of the 2013 advisory vote on executive compensation, in which more than 70 percent of votes cast were “For” the compensation of the Named Executive Officers, as described in the 2013 Proxy Statement. The Committee also discussed ExxonMobil’s executive compensation program with its independent consultant, as described in more detail in the 2014 Proxy Statement.

The Committee considered shareholder feedback on executive compensation received through a wide-ranging dialogue between management and numerous shareholders, including the Company’s largest shareholders, many of whom have held our stock for over a decade. This provided an excellent opportunity to discuss the alignment between pay and performance, including the Company’s long-standing philosophy that executive compensation should be based on long-term performance.

The Committee respects all shareholder votes, both “For” and “Against” our compensation program. The Committee is committed to continued engagement between shareholders and the Company to fully understand diverse viewpoints and discuss the important connections between ExxonMobil’s compensation program, business strategy, and long-term financial and operating performance.

FREQUENTLY USED TERMS

Reported Pay is Total Compensation reported in the Summary Compensation Table, except for years 2006 to 2008, where the grant date value of restricted stock as provided under current SEC rules is used to put all years of compensation on the same basis.

Realized Pay is compensation actually received by the CEO during the year, including salary, current bonus, payouts of previously granted Earnings Bonus Units (EBU), net spread on stock option exercises, market value at vesting of previously granted stock-based awards, and All Other Compensation amounts realized during the year. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date. Amounts for other companies include salary, bonus, payouts of non-equity incentive plan compensation, and All Other Compensation as reported in the Summary Compensation Table, plus value realized on option exercise or stock vesting as reported in the Option Exercises and Stock Vested table. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date, as well as any retirement-related payouts from pension or nonqualified compensation plans.

Compensation Benchmark Companies consist of: AT&T, Boeing, Caterpillar, Chevron, Ford, General Electric, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon. For consistency, CEO compensation is based on compensation as disclosed in the Summary Compensation Table of the proxy statements as of August 31, 2013.

General Information

Corporate Headquarters

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

Additional copies may be

obtained by writing or phoning:

Phone: 972-444-1000

Fax: 972-444-1505

Shareholder Relations

Exxon Mobil Corporation

P.O. Box 140369

Irving, TX 75014-0369

Market Information

The New York Stock Exchange is the principal exchange

on which Exxon Mobil Corporation common stock

(symbol XOM) is traded.

Annual Meeting

The 2014 Annual Meeting of Shareholders will be held at

9:30 a.m. Central Time on Wednesday, May 28, 2014, at:

The Morton H. Meyerson Symphony Center

2301 Flora Street

Dallas, TX 75201

An audio webcast with a slide presentation will

be provided on the Internet at exxonmobil.com.

Information about the webcast will be available

one week prior to the event.

EXXONMOBIL ON THE INTERNET

A quick, easy way to get information about ExxonMobil

ExxonMobil publications and important shareholder

information are available on the Internet

at exxonmobil.com:

•  Publications

•  Stock Quote

•  Dividend Information

•  Contact Information

•  Speeches

•  News Releases

•  Investor Presentations

•  Corporate Governance

Statements regarding future events or conditions are forward-looking statements. Actual future results, including project plans, schedules, and results, as well as the impact of compensation incentives, could differ materially due to changes in oil and gas prices and other factors affecting our industry, technical or operating conditions, and other factors described under the heading “Factors Affecting Future Results” in our most recent Form 10-K. References to oil-equivalent barrels and other quantities of oil and gas herein include amounts not yet classified as proved reserves under SEC rules, but which we believe will ultimately be moved into the proved category and produced.

The term “project” can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Exxon Mobil Corporation
Corporate Headquarters
5959 Las Colinas Blvd.
Irving, Texas 75039-2298
exxonmobil.com

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